SIRNA THERAPEUTICS REPORTS SECOND QUARTER FINANCIAL RESULTS

San Francisco and Boulder, CO - August 9, 2005 - Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported financial results for the second quarter ended June 30, 2005.

For the quarter ended June 30, 2005, Sirna reported a net loss applicable to common stock of $5.9 million, or $0.14 per share, compared to a net loss applicable to common stock of $6.3 million, or $0.18 per share, for the same period in 2004. Sirna ended the second quarter with $18.7 million in cash and marketable securities. Subsequently, on July 5, the Company entered into definitive agreements for the sale of common stock and warrants in a private placement for aggregate gross proceeds of $28 million.

Revenues for the second quarter of 2005 were $1.5 million, up from $454,000 for the same quarter in 2004. This increase is primarily attributable to revenues generated from Sirna's on-going contract manufacturing operations. Further, in July 2005, the Company received a $1.8 million success milestone payment under its oncology collaboration with Eli Lilly and Company.

Operating expenses, excluding cost of goods, remained unchanged at $6.3 million for the second quarter of 2005 compared to the second quarter of 2004. Cost of goods for contract manufacturing increased by approximately $800,000 in the second quarter compared to the same period in 2004 as a direct result of increased contract manufacturing operations.

During the quarter, Sirna announced a plan to reduce its budgeted cash expenditures in order to focus on the clinical development of its core programs
- age-related macular degeneration (AMD), hepatitis and dermatology. The Company anticipates that it will complete Phase 1 clinical trials for Sirna-027, its product candidate for AMD, in the fourth quarter of 2005 and enter Phase 2 clinical trials in the first half of next year. Additionally, Sirna expects to file Investigational New Drug applications with the FDA for its hepatitis and dermatology compounds in 2006.

"This is an exciting time for the company," said Howard W. Robin, Sirna's President and CEO. "Sirna achieved a major clinical milestone when we presented the first human clinical trial data for an siRNA therapeutic. Based on interim data, Sirna-027 demonstrated excellent safety and tolerability, as well as promising trends in visual acuity improvement. In our hepatitis program, we have achieved systemic siRNA efficacy at therapeutically relevant doses, paving the way for the initiation of human clinical trials in hepatitis C next year. These milestones, combined with our recent financing at the beginning of the third quarter, position Sirna to rapidly move our core programs through the clinic."

Recent highlights include:

      o The presentation of interim Phase 1 data for Sirna's AMD program demonstrating that Sirna-027 is safe and well tolerated. More importantly, eight weeks after a single dose of Sirna-027, 25 percent of the patients demonstrated visual acuity improvement of three lines or better with 100 percent of the patients having visual acuity stabilization.

      o The publication of groundbreaking work in Nature Biotechnology demonstrating the systemic efficacy of a short interfering RNA (siRNA) at therapeutically relevant doses. The study demonstrated that Sirna's chemically optimized siRNAs elicited a 95 percent reduction of hepatitis B virus in an established in vivo model.

      o The expansion of Sirna's leading intellectual property estate with the issuance of patents in the UK broadly covering chemically modified siRNAs targeting Vascular Endothelial Growth Factor (VEGF) and Hepatitis C Virus (HCV).

      o The achievement of a success milestone in Sirna's oncology collaboration with Eli Lilly and Company resulting in a cash payment of $1.8 million.

      o The private placement in July 2005, of shares of Sirna Common Stock and warrants for aggregate gross proceeds of $28 million.

      o The establishment of a research collaboration with Dr. Zheng-Yi Chen at Massachusetts General Hospital/Harvard Medical School to evaluate RNAi for the treatment of hearing loss.

      o The appointment of J. Michael French as Sirna's Senior Vice President of Corporate Development.

Howard W. Robin and the Sirna senior management team will discuss progress to date in Sirna's clinical and preclinical programs as well as discuss our second quarter financial results during a conference call on Tuesday, August 9th at 4:30 p.m. EDT (2:30 p.m. MDT and 1:30 p.m. PDT).

A live audio webcast of the call will be available at the company's corporate web site at www.sirna.com. Participants are urged to log on to the web site 15 minutes prior to the scheduled start time to download and install any necessary audio software. To access the live telephonic broadcast, domestic callers should dial (877) 407-9039; international callers may dial (201) 689-8470.

An audio webcast replay will be available on Sirna's web site, www.sirna.com, for 30 days. Additionally, a telephonic replay of the call will be maintained through midnight, August 11, 2005. To access the replay, please dial (877) 660-6853 from the U.S. or (201) 612-7415 when calling internationally, using account number 3055 and conference number 163090.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington's Disease, diabetes and oncology. Sirna has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The results demonstrated Sirna-027 for AMD is safe and well tolerated and that visual acuity stabilized in 100 percent of patients treated with a trend demonstrating visual acuity improvement in approximately 50 percent of the patients. Sirna has collaborations with Eli Lilly and Company, Targeted Genetics, Archemix Corporation and Protiva Biotherapeutics. Sirna has a leading intellectual property portfolio in RNAi with 43 issued patents and over 250 pending applications worldwide. More information on Sirna is available on the Company's web site at http://www.sirna.com/.

IMPORTANT ADDITIONAL INFORMATION

On July 22, 2005, the Company filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement in connection with a private placement. Investors and security holders of the Company are urged to read the proxy statement because it contains important information about the Company and the private placement. Investors and security holders of the Company may obtain free copies of the proxy statement at the SEC's website at http://www.sec.gov, at the Company's website at http://www.sirna.com or by writing to Sirna Therapeutics, Inc., 185 Berry Street, Suite 6504, San Francisco, California 94107, Attention:
Investor Relations. The Company, its directors and the affiliates of a majority of its directors may be deemed to be participants in the solicitation of proxies with respect to the private placement. A description of the interests in the Company of its directors and such affiliates is set forth in the Company's proxy statement for its 2005 annual meeting of stockholders, filed with the SEC on May 23, 2005 and the proxy statement in connection with the private placement, filed with the SEC on July 22, 2005.

Statements in this press release which are not strictly historical are "forward-looking" statements that should be considered as subject to many risks and uncertainties. For example, most drug candidates do not become approved drugs. Additional risks and uncertainties include Sirna's early stage of development and short operating history, Sirna's history and expectation of losses and need to raise capital, Sirna's need to obtain clinical validation and regulatory approval for products, Sirna's need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna's need to attract and retain qualified personnel, Sirna's need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna's common stock, Sirna's concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Rebecca Galler Robison, Senior Director, Corporate Strategy
Sirna Therapeutics, Inc., +1-303-449-6500
Zack Kubow of The Ruth Group, +1-646-536-7020

                            SIRNA THERAPEUTICS, INC.
                             CONDENSED BALANCE SHEET
                                 (in thousands)

                                              June 30,        December 31,
                                                2005              2004
                                                ----              ----
                                            (unaudited)
Assets
     Cash, cash equivalents and
       securities available-for-sale          $18,695           $36,083
     Accounts receivable                        1,360                66
     Property, plant and equipment, net         2,137             2,507
     Other assets, net                          2,399             2,901
                                              -------           -------
Total assets                                  $24,591           $41,557
                                              =======           =======

Liabilities and stockholders' equity
     Current liabilities                      $ 3,010           $ 6,855
     Long-term liabilities                        275               375
     Stockholders' equity                      21,306            34,327
                                              -------           -------


Total liabilities & stockholders' equity      $24,591           $41,557
                                              =======           =======

                            SIRNA THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      Three months ended            Six months ended
                                                           June 30,                      June 30,
                                                   -----------------------       -----------------------
                                                     2005           2004           2005           2004
                                                   --------       --------       --------       --------
Revenue
   Contract revenues                               $     51       $     46       $     94       $     74
   Contract revenues--manufacturing                   1,477            408          1,942            698
                                                   --------       --------       --------       --------
Total revenues                                        1,528            454          2,036            772

Expenses
   Cost of goods sold                                 1,264            432          1,658            663
   Research and development                           4,780          4,663         10,884          9,123
   General and administrative                         1,550          1,681          3,720          3,241
                                                   --------       --------       --------       --------
Total expenses                                        7,594          6,776         16,262         13,027

Operating loss                                       (6,066)        (6,322)       (14,226)       (12,255)

Other income (expense)
   Interest income, expense and other expense           116             41            266             36
                                                   --------       --------       --------       --------

Net loss                                           $ (5,950)      $ (6,281)      $(13,960)      $(12,219)
                                                   ========       ========       ========       ========

Net loss per share (basic and diluted)             $  (0.14)      $  (0.18)      $  (0.34)      $  (0.36)
                                                   ========       ========       ========       ========

Shares used in computing
net loss per share                                   41,598         35,523         41,565         33,647
                                                   ========       ========       ========       ========